Exhibit 10.35

February 13, 2006

Dr Nassim Usman

Dear Dr. Usman:

I am pleased to confirm our offer to you to serve as Chief Executive Officer of Catalyst BioSciences, Inc. (the “Company”). As Chief Executive Officer you will report directly to the Board of Directors. We look forward to your joining us effective February 13, 2006. You will also be invited to join the Company’s Board of Directors (the “Board”) upon your acceptance of this offer.

While employed by the Company, you agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. Employment with any competing entity or for yourself in competition with the Company is not permitted.

Your initial base compensation will be $25,000 per month ($300,000, annualized), paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. Also, we are offering you a rental allowance of up to $3,000 per month in order to procure a local residence for you in the San Francisco Bay Area. In addition, you will have the opportunity to earn an annual performance-based bonus up to 30% of your annual salary.

During your employment with the Company, you will be eligible to participate in the Company’s employee benefit plans that currently include: Life and Disability Insurance, Medical, Dental and Vision, 401K and Flex Spending account. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

As a full-time employee, you will be eligible for paid-time-off benefits, such as sick leave and vacation time, in accordance with the Company’s policies for similarly situated employees.

Subject to approval by the Board at the first meeting of the Board following your start date, you will be awarded a stock option grant to purchase 1,152,309 shares of the Company’s common stock (“Common Stock”) at an exercise price per share equal to the fair market value per share of Common Stock on the date of grant, as determined by the Board. These options will be subject to a four year vesting schedule as follows: (a) the first 25% of this grant shall vest on February 13, 2007 and (b) thereafter, an additional 1/48th of the grant shall vest on each subsequent monthly anniversary of your starting date, in each case subject to your continued service to the Company on each relevant vesting date. This option grant will be subject to the terms and conditions of the Company’s Stock Plan and Stock Option Agreement. The 1,152,309 shares represents 4% of the Company’s fully diluted equity immediately following the first closing of the Series B Preferred financing. As we discussed, you will be eligible for an additional option grant upon the Second Tranche Closing of the Series B Preferred financing. Assuming that (i) all 9,444,549 shares of Series B Preferred are issued in the Second Tranche Closing and (ii) all of the contemplated 1,100,000 additional shares are reserved under the Company’s Stock Option Plan, the subsequent option grant will be for an additional 421,782 shares of Common Stock which will be equal to 4% (on an as-converted basis) of the shares issued by Company in the Second Tranche Closing of the Series B Preferred financing as well as the additional shares reserved under the Company’s Stock Plan in connection with the financing. The vesting of this subsequent grant will mirror that of the original option grant and the vesting commencement date will be the date on which the original option grant is made to you.

As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company’s standard form of confidential information and/or inventions assignment agreement, if you have not already done so.

You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. The at-will employment policy can only be changed by a written document approved by the Board and signed on behalf of the Board.

Should your employment with the Company be terminated without Cause (as defined below) or as a result of Constructive Termination (as defined below), (i) you shall be entitled to receive severance payments, equal to the rate of base salary which you were receiving at the time of such termination, during the period from the date of your termination until the date that is twelve (12) months after the effective date of the termination (the “Severance Period”), which payments shall be paid during the Severance Period (or applicable shorter period) in accordance with the Company’s standard payroll practice and which shall be subject to applicable withholding taxes, and (ii) such number of shares of Common Stock subject to options held by you that would otherwise have vested as of the end of the Severance Period (had you remained continuously employed by us through that time) will vest as of the time of such termination.

If your employment with the Company is terminated without Cause (as defined below) or as a result of Constructive Termination (as defined below), in each case within twelve (12) months after a Change of Control, then in addition to the severance payments set forth in the foregoing paragraph, all Common Stock subject to options held by you will be fully vested.

Notwithstanding anything to the contrary in this offer letter, any cash severance payment due to you under this offer letter or otherwise will not be paid during the six month period following your termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated above would not cause you to incur an additional tax under Section 409A of the Internal Revenue Code and any temporary or final treasury regulations and internal revenue service guidance thereunder (“Section 409A”). If the payment of any amounts are delayed as a result of the previous sentence, any cash severance payments due to you pursuant to this offer letter or otherwise during the first six (6) months after your termination will accrue during such six month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination. Thereafter, payments will resume in accordance with the applicable schedule set forth in this offer letter. You agree to work in good faith with the Company to consider amendments to this offer letter which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment to you of payments or benefits under this offer letter. Notwithstanding the foregoing, this offer letter will be deemed amended, without any consent required from you, to the extent necessary to avoid imposition of any additional tax or income recognition pursuant to Section 409A prior to actual payments to you under this offer letter. You and the Company agree to cooperate with each other and to take reasonably necessary steps in this regard.

“Cause” shall mean (i) your failure to perform your assigned duties or responsibilities as an employee of the Company after notice thereof from the Company describing your failure to perform such duties or responsibilities, (ii) your engaging in any act of dishonesty, fraud or misrepresentation, (iii) your violation of any federal or state law or regulation applicable to the Company’s business, (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company, or (v) your being convicted of or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

“Change of Control” shall mean either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided, that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder), or (ii) a sale of all or substantially all of the assets of the Company.

“Constructive Termination” shall be deemed to occur (A) upon any of the following without your written consent: (i) a material adverse change in your position with the

Company causing such position to have materially reduced duties, stature or responsibilities including a change in your direct reporting relation with the Board; (ii) any reduction of your base salary; or (iii) the failure of any successor to the Company upon a Change of Control to assume the Company’s obligations under this offer letter, and (B) if within 30 days following such event you terminate your employment in accordance with this provision.

In the event that the severance and other benefits provided for in this offer letter or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this offer letter shall be either

A. delivered in full, or

B. delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

This offer letter and the confidential information and/or inventions assignment agreement between you and the Company that you will be required to execute upon commencement of your employment hereunder, if you have not already done so, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral. Except as specifically provided in this offer letter, this offer letter can only be amended in a writing approved by the Board and signed by you and a duly authorized officer of the Company. Any waiver of a right under this offer letter must be in writing. This offer letter will be governed by California law.

For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

Please call me at (650) 474-8205 if you have any questions. Please sign below to indicate your acceptance and agreement to the terms set forth in this offer letter and return the signed offer letter to me no later than February 28, 2006. I am pleased to welcome you to the Company, and I look forward to your participation in the Company’s future success.

Sincerely,

Harold E. “Barry” Selick, Ph.D.
On behalf of the Board of Directors of Catalyst BioSciences, Inc.

Accepted and agreed to this

21st day of February, 2006

Dr. Nassim Usman

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